Exhibit 23(b)



                   CONSENT OF INDEPENDENT
                CERTIFIED PUBLIC ACCOUNTANTS



United Dominion Realty Trust, Inc.
Richmond, Virginia


We hereby consent to the incorporation by reference of our report dated February 4, 1994, relating to the combined Historical Summary of Gross Income and Direct Operating Expenses of Holly Tree Park Apartments, Knolls at Newgate and Mallard Green Apartments for the year ended December 31, 1993, appearing in the May 26, 1994 Form 8K filed by United Realty Trust, Inc. and in the shelf registration statement (Form S-3) and related prospectus of United Dominion Realty Trust, Inc. for the registration of $400,000,000 of debt securities, preferred stock or common stock.

We also consent to the reference to us under the caption
"Experts" in the Prospectus.





                                                  BDO SEIDMAN


Philadelphia, Pennsylvania
August 18, 1994